EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months		Year		Year		Year		Year		Year
	Ended		Ended		Ended		Ended		Ended		Ended
	March 31, 2017		December 31, 2016		December 31, 2015		December 31, 2014		December 31, 2013		December 31, 2012

Income From Continuing Operations	14,768		45,797		39,762		18,776		18,945		$14,240
Add:
Interest on
indebtedness	3,896		14,521		11,616		7,636		5,739		4,553
Amortization of
financing costs	241		822		690		951		736		581

Earnings	$18,905		$61,140		$52,068		$27,363		$25,420		$19,374

Fixed charges and
preferred stock
dividends:
Interest on
indebtedness
and capitalized interest	$3,963		$14,732		$11,655		$7,899		$6,306		$4,702
Amortization of
financing costs	241		822		690		951		736		581

Fixed charges	4,204		15,554		12,345		8,850		7,042		5,283

Add:
Preferred stock
dividends	-		-		-		-		-		-

Combined fixed
charges and
preferred stock
dividends	$4,204		$15,554		$12,345		$8,850		$7,042		$5,283

Ratio of earnings to
fixed charges	4.5	x	3.93	x	4.22	x	3.09	x	3.61	x	3.67	x